EX-99.(d)

INVESTMENT ADVISORY AGREEMENT
This Investment Advisory Agreement is made and entered into as of [●], 2021 (the “Agreement”) by and between DGI Investment Trust, a collective investment trust organized under Puerto Rico law (the “Trust”), on behalf of DGI Balanced Fund, a series or separately managed pool of assets of the Trust (the “Fund”), and Oriental Trust, as adviser (the “Adviser”), a department of Oriental Bank, a Puerto Rico commercial bank.

WITNESSETH:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Fund is currently the only series of the Trust and its assets and liabilities are separate and distinct from any other series of the Trust;
WHEREAS, the Fund is classified and operates as a diversified fund under the 1940 Act;
WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund; and
WHEREAS, the Adviser has full capacity and is willing to provide investment advisory services to the Fund on the terms and conditions set forth herein and is registered as an investment adviser under the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment.  The Trust, on behalf of the Fund, hereby appoints the Adviser as Investment Adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services set forth herein for the compensation provided herein.

2. Duties as Investment Adviser.

(a) Subject to the supervision and direction of the Trust’s Board of Trustees (the “Board”), the Adviser will provide or arrange for the provision of a complete and continuous investment program for the Fund, including investment research and discretionary management with respect to all securities and investments and cash equivalents of the Fund.

(b) The Adviser agrees that in placing orders with brokers and dealers, it will attempt to obtain the best price and most favorable execution; provided that, in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Adviser may, in its discretion, purchase and sell Fund securities to and from brokers and dealers who provide the Fund with research analysis, statistical or pricing advice, or similar services. In selecting brokers and dealers, the Adviser will consider the full range and quality of a broker’s or dealer’s services. Factors considered by the Adviser in selecting brokers and dealers may include the following: (i) the level of commissions; (ii) the speed in effecting trades; (iii) the size of the order; (iv) the trading characteristics of the security; (v) the availability of accurate information affecting choices as to the most favorable market center for execution and the availability of technical aids to process such information; (vi) the cost and difficulty of achieving an execution in a particular market center; and (vii) the research and other services provided by that broker or dealer to the Adviser (and the Adviser’s arrangements relating thereto) that are expected to enhance the Adviser’s general fund manager capabilities, notwithstanding that the Fund may not be the direct or exclusive beneficiary of those services. While the Adviser may generally seek the best price in placing orders, the Fund may not necessarily be paying the lowest price available. Commission rates are one factor considered together with other factors. The Adviser will not be obligated to seek in advance competitive bidding for the most favorable commission rate applicable to any particular transaction for the Fund or to select any broker or dealer on the basis of its purported “posted” commission rate. The Adviser, in its discretion, may cause the Fund to pay a commission for effecting a transaction for the Fund in excess of the amount another broker or dealer would have charged for effecting that transaction, provided that the Adviser has determined in good faith that such commission is reasonable in relation to the value of the brokerage and/or research provided by the broker or dealer to the Adviser.  The Adviser will not purchase securities at a higher price or sell securities at a lower price than would otherwise be paid if no weight was attributed to the services provided by the executing dealer.  Research services furnished by the brokers or dealers through which the Adviser effects securities transactions may be used by the Adviser in advising its other clients (including persons affiliated with the Adviser), and conversely, such research services furnished to the Adviser in connection with other clients may be used in advising the Fund.  The Adviser will seek to allocate the opportunity to purchase or sell a security or investment among advisory clients, although there can be no assurance of equality of treatment among all clients or that any investment will be proportionally allocated among clients according to any particular or predetermined standards or criteria.  Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the Fund, transactions for the Fund may be reported with the average price of these transactions. The Adviser may, on an aggregated basis, purchase or sell the same security for more than one client to obtain a favorable price to the extent permitted by applicable law. These orders may be averaged as to price and allocated as to amount according to each client’s daily purchase or sale orders or some other basis deemed equitable by the Adviser.  The Fund recognizes that in some cases this procedure may adversely affect the results obtained for the Fund. The Adviser agrees to provide the Trust periodically with reports or other information regarding brokerage and benefits received therefrom.

(c) The Adviser may engage on behalf of the Fund in securities and other transactions with its affiliates (or other dealers), transactions in securities for which one of its affiliates was a member of the underwriting syndicate, transactions in securities of which one of its affiliates or other advisory clients of the Adviser is the issuer, and investment in or deposits with such affiliates. In no instance will portfolio securities or other investments be purchased from or sold to the Adviser or any of its affiliates or with any party with whom the Adviser has entered into an agreement pursuant to Section 3 of this Agreement or any affiliate thereof, except in accordance with the U.S. federal securities laws and the rules and regulations thereunder, an order of exemption received from the SEC, and/or such procedures as are determined necessary or appropriate by the Board and particularly the Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) (the “Independent Trustees”).

(d) The Adviser will maintain or oversee the maintenance of all books and records with respect to the securities transactions conducted by it on behalf of the Fund, or from any sub-adviser retained directly by the Adviser, or otherwise required under the provisions of the 1940 Act and/or the Advisers Act, and will furnish to the Board with such periodic and special reports as the Board may reasonably request. The Adviser hereby agrees that all books and records which it maintains for the Fund are the property of the Trust and will be maintained in accordance with the provisions of the 1940 Act and the rules thereunder, and it agrees to preserve for six (6) years from the end of the fiscal year in which any transactions occurred, the first two (2) years in an easily accessible place, any books and records that it maintains for the Fund, and further agrees to surrender promptly to the Trust any books and records that it maintains for the Fund upon request by the Trust.

(e)  At such times as shall be reasonably requested by the Board, the Adviser will provide the Board with economic and investment analyses and reports as well as quarterly reports setting forth the investment performance of the Fund.

3. Retention by the Adviser of a Sub-Investment Adviser.  Subject to approval in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff, the Adviser may enter into one or more agreements with another party in which such other party may render advice and assistance in connection with any or all of its duties specified in Section 2 of this Agreement, provided that the Adviser will retain responsibility for the activities of such other party with respect to the Fund.  The Adviser will disclose fully to the Board in advance and describe in the Fund’s current Registration Statement, as amended or supplemented from time to time (the “Registration Statement”), the terms of any agreement entered into pursuant to this Section including, but not limited to, the compensation to be paid (subject to exemptive relief granted by the SEC), and will seek approval from the Board in advance of any material change in the terms of such agreement.

4. Custodian.  The Fund’s assets shall be held by The Bank of New York Mellon Corporation, as custodian (the “Custodian”) for the Fund duly appointed by the Board. The Adviser is authorized to give instructions to the Custodian or any sub-custodian with respect to all investment decisions regarding the Fund. The Adviser shall not be liable for any act or omission of the Custodian or any sub-custodian.

5. Further Duties.  In all matters relating to the performance of this Agreement, the Adviser will act in conformity with (i) the Trust’s Deed of Constitution of Trust (“Deed of Trust”), (ii) the Bylaws and/or Code of Ethics of the Trust, or other written guidelines, restrictions, and procedures or policies of the Trust adopted by the Trust, the  Registration Statement, and (iii) will comply with the requirements of applicable laws and regulations of the United States of America, including the 1940 Act and the Advisers Act and the rules thereunder, and the Commonwealth of Puerto Rico (“Puerto Rico”).

6. Services Not Exclusive. The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer, employee or agent of the Adviser, who may also be a director, trustee, officer, employee or agent of the Fund, to engage in any other business or to devote his, her or its time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

7. Expenses.

(a) During the term of this Agreement, the Fund will bear all expenses (except those expenses specifically assumed by the Adviser) incurred in the Fund’s operations and the offering of Shares.

(b) Expenses borne by the Fund will include, but not be limited to, the following (which shall be in addition to the fees payable to, and expenses incurred on behalf of the Fund by, the Adviser under this Agreement): (i) the costs (including brokerage commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (ii) organizational expenses, including legal expenses, of the Fund, whether or not advanced by the Adviser; (iii) filing fees and expenses relating to the registration of the Fund under the 1940 Act; (iv) fees and salaries payable to the Independent Trustees; (v) all expenses incurred in connection with the Independent Trustees’ services, including reasonable travel expenses (if any); (vi) taxes (including any income or franchise taxes) and governmental fees (including transfer taxes); (vii) costs of any liability, uncollectible items of deposit and any other insurance or fidelity bonds; (viii) any costs, expenses, or losses arising out of a liability of or claim for damages or other relief asserted against the Fund for violation of any law; (ix) any Fund legal fees and disbursements, including legal fees of counsel for the Independent Trustees, if one is retained; (x) accounting and auditing expenses; (xi) fees and disbursements of custodians and securities depositories; (xii) expenses of printing and distributing reports to Shareholders; (xiii) any extraordinary expenses, including reasonable fees and disbursements of litigation counsel, and indemnification expenses incurred by the Fund; (xiv) fees, voluntary assessments, and other expenses incurred in connection with membership in investment company or trade organizations; (xv) costs of preparing, printing, mailing and tabulating proxies and costs of meetings of Shareholders, the Board and any committees thereof; (xvi) the cost of investment company literature and other publications provided to directors; (xvii) costs of mailing, stationery and communications equipment; (xviii) interest charges on borrowings; and (xix) the cost of preparing, printing, and mailing certificates (if any) representing Shares.

(c) The Fund, on behalf of the Adviser, may pay directly any expense incurred by the Fund in its normal operations and, if any such payment is consented to by the Adviser and acknowledged as otherwise payable by the Adviser pursuant to this Agreement, the Fund may reduce the fee payable to the Adviser pursuant to Section 8 hereof by such amount. To the extent that such deductions exceed the fee payable to the Adviser on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

(d) The Adviser agrees to pay all its own expenses incurred in connection with this Agreement, including all office space and all office facilities, equipment and personnel necessary to render the services set forth in this Agreement, any compensation for services provided to the Fund by its directors, trustees, officers, employees and/or agents who are affiliated with the Adviser or any of its affiliates and any compensation for services rendered by any person retained pursuant to Section 3 hereof.

(e) The payment or assumption by the Adviser of any expense of the Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

8. Compensation.

(a) For services related to the Fund, the Adviser will receive an annual management fee (the “Fee”) equal to 0.93% of the total average assets of the Fund (including assets purchased with the proceeds of any leverage), it being understood that the Adviser shall pay any fees related to the Adviser’s engagement of any sub-advisers or consultants, as applicable.

(b) The Fee for each calendar month shall be accrued daily and payable monthly to the Adviser on the last day of each calendar month (if such day is not a business day, then on the immediately succeeding business day).

(c) If this Agreement becomes effective or terminates before the end of any month, the Fee paid from the assets of the Fund for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears, to the full month in which such effectiveness or termination occurs.

9. Limitation of Liability of the Adviser.  The Adviser shall not be liable for any loss, expense, cost, or liability arising out of any error in judgment or any action or omission, including any instruction given to the Custodian unless (i) such action or omission involved an officer, director, employee or agent of the Adviser and (ii) such loss, expense, cost or liability arises out of the Adviser’s gross negligence, malfeasance or bad faith, or reckless disregard for, or breach of, its duties or obligations hereunder, whether express or implied. The Adviser may rely on any notice or communication (written or oral) reasonably believed by it to be genuine.  These limitations shall not relieve the Adviser from any responsibility or liability for any responsibility, obligation or duty that the Adviser may have under applicable laws which is not waivable.  Any person, even though also a director, officer, employee or agent of the Adviser or any of its affiliates, who may be or become a director, trustee, officer, employee or agent of the Fund shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as a director, officer, employee or agent or one under the control or direction of the Adviser or any such affiliate even though paid by it.  Nothing herein shall be deemed a waiver of any rights which the Fund may have pursuant to applicable securities laws or regulations.

10. Limitation of Trust and Shareholder Liability.  The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Deed of Trust. The Adviser hereby agrees that obligations assumed by the Trust pursuant to this Agreement shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall in all cases bind only the assets and property of the Trust. If the liability relates to one or more Funds of the Trust, the obligations of the Trust hereunder shall be limited to the respective assets of the Fund. The Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust or the Funds, nor any trustee, nominee, officer, agent or employee of the Trust, as a group or individually.

11. Indemnification
(a) The Adviser shall indemnify the Trust and any of its trustees, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) (collectively, the “Losses”) incurred by the Trust by reason of, or arising out of, any act or omission by the Adviser under this Agreement (other than for acts or omissions for which the Adviser is not liable under Section 9 of the Agreement), or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the willful misfeasance, bad faith or gross negligence of the Trust.

(b) The Trust shall indemnify the Adviser and any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) (collectively, “Losses”) incurred by the Adviser by reason of, or arising out of, any act or omission by the Trust under this Agreement, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the willful misfeasance, bad faith or gross negligence of the Adviser, or as a result of the Adviser’s reckless disregard for, or breach of, its fiduciary duties to the Trust.

12. Duration and Termination.

(a) This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff,.

(b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(c) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of penalty, by a majority vote of the Independent Directors or by a vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser or by the Adviser at any time, without the payment of any penalty, on sixty (60) days’

written notice to the Fund.  This Agreement will automatically terminate in the event of its assignment, except that the rights and obligations hereunder may be transferred to another person if all of the following conditions are met: (i) the transferee is a person directly or indirectly controlling, controlled by, or under common control with the Adviser (“Affiliate”), (ii) in the opinion of counsel to the Fund, such transfer would not constitute an assignment within the meaning of the provisions of the 1940 Act, and (iii) the Board must have received at least thirty (30) days’ prior written notice of such transfer.

(d) Notwithstanding anything to the contrary herein provided, in the event of a breach by the Fund of its obligations hereunder, the recourse of the Adviser shall be limited to the assets of the Fund.

13. Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, except by an instrument signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective until approved (i) by the vote of a majority of the Independent Trustees, and (ii) by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing sentence, the Agreement may be amended without such vote if the Trust receives an SEC order or may rely on a no-action letter from the SEC permitting it to modify the Agreement without such vote, or a regulation exists under the 1940 Act that permits such action without such vote.

14. Governing Law.  This Agreement shall be construed in accordance with the laws of Puerto Rico, without regard to conflicts of law principles that would result in the application of the laws of any other jurisdiction.  To the extent that the applicable laws of Puerto Rico conflict with the applicable provisions of the federal securities laws, the latter shall control.

15. Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and the parties hereto shall endeavor in good faith negotiations to replace the invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the invalid or unenforceable provision(s).  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which taken together shall be a single agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

[Intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
DGI INVESTMENT TRUST, on behalf of DGI Balanced Fund	ORIENTAL TRUST, as Investment Adviser
By: ______________________________ Name: Title:	By: ________________________________ Name: Title:

4819-4084-2725

8